mCig, Inc. Announces Joint Venture With Hip Hop Powerhouse Rick Ross for Co-Branded Device, Naming Him Brand Ambassador

-Rick Ross Joins mCig, Inc. as Official Brand Ambassador for the mCig and VitaCig Product Lines

-Rick Ross and mCig, Inc. will also launch Co-Branded "Mastermind" mCig Device by Winter 2015

BELLEVUE, Wash., June 24, 2014 (GLOBE NEWSWIRE) -- mCig, Inc. (MCIG) is pleased to announce its third and most exciting brand ambassador: William Leonard Roberts II AKA "Rick Ross". Heralded as one of music's biggest and most influential marketers, his alignment with mCig promises to introduce the brand to his millions of fans worldwide.

Rick Ross is a world famous American rapper and founder of the record label Maybach Music Group. He blasted onto the music scene in 2006 when his debut single, "Hustlin'," became something of a street anthem. The popularity of the song powered his 2006 debut album Port of Miami, which opened at No. 1 on Billboard's Top Albums Chart. Since then, Ross has gone on to release four more albums at the top of the charts, Deeper Than Rap (2009), Teflon Don (2010), God Forgives, I Don't (2012), and Mastermind (2014). Ross was also the first artist signed to Sean Comb's (AKA P Diddy) management company Ciroc Entertainment. In early 2012, MTV named Ross as the "Hottest MC in the Game". Ross has collaborated with dozens of artists including: Kanye West, Lil Wayne, T-Pain, John Legend, NAS, Robin Thicke, Ne-Yo, Trina, Foxy Brown, The-Dream, Jay-Z, Jadakiss, T.I. Erykah Badu, Trey Songz, P Diddy, Gucci Mane, Drake, Raphael Saadiq, Cee-Lo Green, Dr. Dre, Andrew 3000, Meek Mill, Usher, Wale, Omarion, and many others. His most recent album entitled "Mastermind" was released on March 3, 2014, and debuted on the Billboard 200 at the #1 Spot.

To learn more about Rick Ross visit:http://www.rickrossmastermind.com or his Wikipedia page here: http://en.wikipedia.org/wiki/Rick_Ross.

Having joined mCig, Inc. as a business partner, Ross will initiate national product endorsements by means of his social media platforms and through various media distribution channels. Additionally, Ross and mCig will be launching a co-branded mCig device codenamed "Mastermind" by winter of 2015. The co-branded mCig is expected to retail for $20 each at point of sale.

"At this stage in my life, I've worked hard and make it a practice to only enjoy the finer things in life. From dining at my favorite Wingstop, listening to "Mastermind", now available in stores, to sipping Belaire Rose while traveling the world; I take pride in dealing with only the best, which is why the mCig collaboration makes the most sense for me and my brand. I've been using the mCig for several months and most definitely enjoy the smoking experience. Thanks to my Crossfit workout regimen, I'm also the healthiest I've ever been and none of that is compromised by using the mCig. The mCig gives me the cleanest experience possible, and as an avid smoker, that's what I depend on. It's sleek, small and affordable, making it accessible to all of my fans. I'm excited to be teaming up with Paul, DJ Swivel and the rest of the mCig team, and even more excited to be designing and launching my own mCig over the next few months," said Rick Ross.

"I couldn't be happier to bring Rick Ross onboard with us here at mCig. For many years Rick has been at the pulse of what's happening in urban music and it was very important for us to be able to bridge the gap and reach those audiences. Rick has shown a remarkable ability to mobilize fans, and promote products that both he and his fan base genuinely like. For us to be able to partner with Rick and introduce new products alongside him is an incredible honor and we're very excited about our upcoming co-branded device," said Jordan "DJ Swivel" Young, mCig's first brand ambassador.

"Rick is the perfect brand ambassador and we are extremely excited to have him on board. Rick has been using our product for several months and has even supported our product before becoming an ambassador. I am honored to have him join the team and am eagerly anticipating the design of our co-branded device, currently codenamed 'Mastermind' which has the potential to more rapidly disrupt our target markets. I want to formally thank Jordan Young AKA 'Dj Swivel' who made this momentous transaction a reality," said Paul Rosenberg, Chairman and CEO of mCig, Inc.

Non-Dilutive Transaction

As part of this transaction, mCig, Inc. CEO Mr. Paul Rosenberg has committed to cancel an equal amount of his shares against any newly issued shares to Mr. Roberts II or his representatives.

About mCig, Inc.

mCig, Inc. (MCIG) is a technology company focused on two long-term secular trends sweeping the globe: (1) The decriminalization and legalization of marijuana for medicinal or recreational purposes (2) The adoption of electronic vaporizing cigarettes (commonly known as "eCigs") by the world's 1.2 Billion smokers. The company manufactures and retails the mCig -- the world's most affordable vaporizer priced at only $10. Designed in the USA -- the mCig provides a superior smoking experience by heating plant material, waxes, and oils delivering a smoother inhalation experience. The company also owns Vapolution, Inc. which manufactures and retails home-use vaporizers such as the Vapolution 2.0. Through its wholly owned subsidiary, VitaCig, Inc. the company manufactures and retails the VitaCig, a $3 nicotine-free eCig that delivers a water-vapor mixed with vitamins and natural flavors.

See more at: http://www.mCig.org/, www.Vapolution.com, and www.VitaCig.org.

The company believes that a well regulated marijuana industry is emerging as more states follow the lead of Washington and Colorado in legalizing marijuana. A similar trend is developing within the eCig industry following the first acquisition of an electronic cigarette brand (Blucigs) by a traditional tobacco company Lorillard Inc. for $135 million followed by another acquisition in February 2014 by Altria Group Inc. of Green Smoke for $150 million. Wells Fargo analyst Bonnie Herzog estimates that eCig sales may rise from $1 Billion in 2013 to $10 billion over the next three years.

mCig, Inc. (MCIG) has positioned itself as a first mover at the intersection of these two trends and hopes to create shareholder value by making the mCig one of the leading choices for electronic consumption of plant material. - See more at: http://www.mcig.org/investors/investor-opportunity-subpage/

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, and future product commercialization; and the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies.

Contact:

Paul Rosenberg

CEO

(425)462-4219